Exhibit 12.2

                          Hospitality Properties Trust
               Computation of Ratio of Earnings to Combined Fixed
                     Charges and Preferred Distributions (in
                        thousands, except ratio amounts)





                                          Three Months Ended
                                              March 31,                       Year Ended December 31,
                                      --------------------------    -------------------------------------------
                                         2002           2001          2001             2000            1999
                                      ------------    ----------    -----------      -----------    -----------

Income Before Extraordinary Item         $33,331         $30,088     $131,956         $126,271       $111,929
Fixed charges                             10,047          10,186       41,312           37,682         37,352
                                      ------------    ----------    -----------      -----------    -----------
Adjusted Earnings                        $43,378         $40,274     $173,268         $163,953       $149,281
                                      ============    ==========    ===========      ===========    ===========


Fixed Charges and Preferred
Distributions:
     Interest on indebtedness and
     amortization of deferred
     finance costs                       $10,047         $10,186      $41,312          $37,682        $37,352
     Preferred Distributions               1,781           1,781        7,125            7,125          5,106
                                      ------------    ----------    -----------      -----------    -----------

Combined Fixed Charges and
Preferred Distributions                  $11,828         $11,967      $48,437          $44,807        $42,458
                                      ============    ==========    ===========      ===========    ===========

Ratio of Earnings to Combined Fixed
Charges and Preferred Distributions
                                           3.67x           3.37x        3.58x            3.66x          3.52x
                                      ============    ==========    ===========      ===========    ===========